Exhibit 99.1

Investor Relations: ICR, Inc. Brad Cohen Ashley M. Ammon 866-211-8151	Media Relations: ICR, Inc. John Flanagan 203-682-8222

B&G Foods Announces Pricing of Initial Public Offering and Senior Notes Offering

Parsippany, NJ, October 8, 2004 — B&G Foods Holdings Corp. (AMEX: BGF), a manufacturer and distributor of high quality, shelf-stable foods, today announced its initial public offering of 17,391,305 Enhanced Income Securities (EISs)™, or EISs.  Each EIS represents one share of Class A common stock and $7.15 principal amount of 12.0% senior subordinated notes due 2016.  In the aggregate, the EISs represent 17,391,305 shares of Class A common stock and $124.3 million aggregate principal amount of 12.0% senior subordinated notes due 2016.  The EISs will be listed on the American Stock Exchange under the symbol “BGF.”  The Company is also selling separately (not in the form of EISs) an additional $22.8 million aggregate principal amount of 12.0% senior subordinated notes due 2016.  RBC Capital Markets Corporation, Credit Suisse First Boston LLC and Merrill Lynch & Co. are acting as joint book-running managers, Lehman Brothers Inc. is acting as joint lead manager and Piper Jaffray & Co. is acting as co-manager of the EIS and separate senior subordinated notes offerings.

The Company also announced today the pricing of a registered offering of $240.0 million aggregate principal amount of 8.0% senior notes due 2011.  Lehman Brothers Inc. is the sole book-running manager and RBC Capital Markets Corporation, Credit Suisse First Boston LLC and BNY Capital Markets, Inc. are acting as co-managers for the senior notes offering.

The net proceeds from the concurrent offerings are expected to be approximately $494.6 million.

Approximately $113.9 million of the proceeds from these offerings will be used to repurchase preferred stock and common stock of the Company from existing financial investors, selected members of the management and other current stockholders.

The Company has granted the EIS underwriters an option to purchase up to 2,608,695 additional EISs to cover over-allotments, if any.  The Company will use all of the proceeds from the sale of any additional EISs upon the exercise of the EIS underwriters’ over-allotment option to repurchase additional shares of outstanding Class B common stock and warrants to purchase Class B common stock, from certain existing stockholders.

The Company will enter into a new $30.0 million senior secured revolving credit facility, which will mature in five years after the closing.  Lehman Brothers Inc. is Lead Arranger and Administrative Agent, The Bank of New York is Documentation Agent and Bank of America is Syndication Agent.

The EIS offering may be made only by means of a prospectus, copies of which may be obtained by contacting RBC Capital Markets, 60 South Sixth Street, 17th Floor, Minneapolis, MN 55402; Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010; Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080; Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; and Piper Jaffray, 800 Nicollet Mall, J1012006, Minneapolis, MN 55402.

The Senior Notes offering may be made only by means of a prospectus, copies of which may be obtained by contacting Lehman Brothers, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; RBC Capital Markets, 60 South Sixth Street, 17th Floor, Minneapolis, MN 55402; and Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 7, 2004.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About B&G Foods, Inc.

B&G Foods and its subsidiaries manufacture, sell and distribute a diversified portfolio of high-quality, shelf-stable foods across the U.S., Canada and Puerto Rico. The Company’s products include Mexican-style sauces, pickles and peppers, hot sauces, wine vinegar, maple syrup, molasses, fruit spreads, pasta sauces, beans, spices, salad dressings, marinades, taco kits, salsas and taco shells. B&G Foods competes in the retail grocery, food service, specialty store, private label, club and mass merchandiser channels of distribution. Based in Parsippany, N.J., the Company’s products are marketed under many recognized brands, including Ac’cent, B&G, B&M, Brer Rabbit, Emeril’s, Joan of Arc, Las Palmas, Maple Grove Farms of Vermont, Ortega,

 Polaner, Red Devil, Regina, San Del, Ac’cent Sa-Son, Trappey’s, Underwood, Up Country Organics, Vermont Maid and Wright’s.

Enhanced Income Securities (EISs) ™ is a trademark used by RBC Capital Markets Corporation under license.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.”   Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.